Exhibit (17)(i)

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Crescent Reincorporation Sub, Inc. (to be renamed “Crescent Capital BDC, Inc.”), a Maryland corporation, in the Registration Statement on Form N-14 filed by Crescent Reincorporation Sub, Inc., and any amendments (including any post-effective amendments) thereto, with the Securities and Exchange Commission.

/s/ Steven F. Strandberg
Steven F. Strandberg

Date: September 27, 2019